FIDUCIARY SERVICES - CODE OF ETHICS

I.           GENERAL PROVISIONS

UMB Bank1, Scout Investment Advisors, Inc. “SIA”, the Scout Funds, Scout Distributors, LLC “Scout Distributors” and their associates have an overriding fiduciary obligation to their clients and/or the shareholders of the Scout Funds and other advisory clients.  All associates need to be mindful of what this means when engaging in professional and personal activities.  Specifically, associates subject to the Code of Ethics have a duty and requirement to:

•	Place the clients’ interests first;
•	Conduct all personal transactions in accordance with this Code of Ethics and in compliance with applicable laws and regulations;
•
Avoid actual or potential conflicts of interest (or when this is not possible, fully disclose them to the client) or any abuse of their position of trust and responsibility and not take inappropriate advantage of their position;

•	Maintain the confidentiality of the identity of security holdings and financial circumstances of clients;
•	Maintain their independence in the investment decision-making process applicable to the degree they participate in the investment decision-making process;
•	Comply with applicable Federal securities laws[2]; and
•
Report any violations of this Code of Ethics promptly to the Chief Compliance Officer of SIA, to the Chief Compliance Officer of the Scout Funds, or to the UMBFC Director of Fiduciary Compliance (hereafter collectively referenced as Compliance Officer).

Implementation and interpretation of this Code of Ethics are the primary responsibilities of the Compliance Officer.  In administering these responsibilities, the Compliance Officer may consult with SIA, Scout Distributors or UMB Bank management3, and/or General Counsel as appropriate regarding violations of the Code and in applying penalties as identified on Appendix A – Schedule of Potential Penalties.  Any alleged violations of this Code must be reported to the Compliance Officer.  Additionally, violations of this Code by SIA supervised persons will be promptly reported to the SIA Chief Compliance Officer.

Reference within the Code pertaining to Management, the UMB Bank Trust Policy Committee “Trust Policy Committee” or SIA Board decision authority is applied as follows:

o	Management shall have authority regarding associates that functionally report directly or indirectly to that manager.
o	The Trust Policy Committee shall have authority regarding associates that are UMB Bank associates and not SIA associates.
o	The SIA Board shall have authority regarding associates that are SIA associates.

1 All references to UMB Bank include reference to any of the national and/or state bank charters or trust companies within UMB Financial Corporation (UMBFC).
2 Applicable Federal Securities Laws include specifically the Securities Act of 1933, the Securities Exchange Act of 1934, the Sarbanes –Oxley Act of 2002, the Investment Company Act of 1940 “Investment Company Act”, the Investment Advisers Act of 1940 “Investment Advisers Act”, Title V of the Gramm-Leach-Bliley Act, any rules adopted by the SEC under any of these statutes, the Bank Secrecy Act as it applies to mutual funds and investment advisers, and any rules adopted thereunder by the SEC or the Department of Treasury.
3 Reference to SIA, Scout Distributors or UMB Bank Management may include senior management of any of the organizations including Chairman, President, Chief Executive Officer, Executive Vice President, Chief Investments Officer and/or Chief Fiduciary Officer as applicable.

Management, the Trust Policy Committee or SIA Board may take disciplinary action and/or impose sanctions including, but not limited to, termination of employment, suspension, imposition of a fine, revocation of personal trading privileges and/or disgorgement of profits resulting from the violation.  Financial penalties for noncompliance will be contributed to a charitable foundation or to a charity as the Trust Policy Committee,SIA Board or Scout Distributors Management decides.  Additional consequences for noncompliance and actions are not limited to the penalties listed depending upon the circumstances of noncompliance.  Furthermore, violations of the Code of Ethics may also be violations of the law and may result in civil and/or criminal penalties.

Confidentiality

All persons subject to this Code are required to file various reports and/or certifications with the Compliance Officer as specified within this Code of Ethics.  The Compliance Officer will take reasonable means to protect the privacy of personal information collected in implementing this Code.  If a violation occurs or a matter is in need of resolution, only the minimum information as determined by the Compliance Officer will be disclosed as needed to communicate or facilitate consideration with appropriate individuals of any matter under this Code of Ethics.  Information may also be disclosed to the extent necessary to implement and enforce the provisions of this Code of Ethics or to respond to appropriate regulatory requests.

II.           PERSONS SUBJECT TO THIS CODE OF ETHICS

This Code of Ethics primarily pertains to individuals within the UMB Bank Asset Management Division, SIA, the Scout Funds and Scout Distributors.  Other individuals within UMB Financial Corporation “UMBFC” or its affiliates may be subject to the provisions of this Code depending upon their role relative to advisory accounts of the UMB Bank Asset Management Division, SIA, the Scout Funds and Scout Distributors or their access to nonpublic information regarding the Scout Funds or other clients advised by SIA.

The controls, reports, and provisions of this Code are designed to comply with the requirements of the Investment Company Act Rule 17j-1, the Investment Advisers Act Rule 204A-1, and National Bank regulation 12CFR12.7(a)(4), as well as, address risks related to advisory services for mutual funds and advisory clients.

UMB Bank Covered Persons and Access Persons are defined within the UMB Bank Code of Ethics-Personal Trading Annexbut are highlighted by function as follows:

Function	Covered Person	Access Person
Trust Investment Committee Member	X	X
Portfolio Manager (non-Fund Manager)	X	X
UMBIA Associates	X	X
Trust & Custody Support Services Staff w/Access to mutual fund and SIA Advisory client account position and trading information	X	X
Security & System Administration Staff	X	X
Trust Advisors & Assistants	X
Others (as determined by the Compliance Officer) with Access to Nonpublic Information regarding the Scout Funds or other SIA advisory clients.[4]	X	X
Others (as determined by the Compliance Officer) with Access to the Scout Investment Advisors area	X	X
Others (as determined by the Compliance Officer) with Access to Nonpublic Information regarding other discretionary accounts of UMB Bank.	X

4 Personnel in affiliated companies of UMBFC may have access to nonpublic information but are not included herein if covered by a separate Code of Ethics and such Code sufficiently addresses risks inherent.

SIA and Scout Distributors Covered Persons shall mean all Supervised Persons as that term is described in the Scout Code of Ethics-Personal Trading Annex.  Scout Funds Covered Persons shall mean the trustees and officers of the Scout Funds.

Reporting requirements under this Code vary depending upon a person’s classification.  Determination as to what provisions apply to a particular individual rest with the Compliance Officer subject to the provisions of this Code, the UMB Bank Code of Ethics-Personal Trading Annex, Scout Code of Ethics-Personal Trading Annex and regulatory requirements.  If persons subject to this Code have any doubts as to which provisions apply, they should contact the Compliance Officer for further clarification.

The Compliance Officer shall identify all persons who are considered to be Covered Persons and Access Persons, and shall inform such persons of their respective duties and provide them with copies of the Code of Ethics and any related procedures, forms, training information or amendments to the Code.  All Covered Persons and Access Persons shall provide the Compliance Officer with a written acknowledgment of their receipt of the Code and any amendments thereto.

III.           STANDARDS OF BUSINESS CONDUCT

Compliance with Laws and Regulations

Covered Persons are required to comply with Applicable Federal Securities Laws.  These persons are not permitted, in connection with the purchase or sale, directly or indirectly, by the person of a Security Held or to be acquired by a Client5 to:

1.	Defraud such client in any manner;
2.	Mislead such client, including by making a statement that omits material facts;
3.	Engage in any act, practice or course of conduct that operates or would operate as a fraud or deceit upon such client;
4.	Engage in any manipulative practice with respect to such client; or
5.	Engage in any manipulative practice with respect to securities, including price manipulation.

Conflicts of Interest

Covered Persons have an affirmative duty of care, loyalty, honesty, and good faith, and to act in the best interests of their clients.  Compliance with this duty is best served by avoiding conflicts of interest and by fully disclosing all material facts concerning any conflict that does arise with respect to any client.  A “conflict of interest” occurs when an individual’s personal interests interfere or appear to interfere with client interests.  A conflict may arise when a person takes actions or has interests that make it difficult to perform his or her duties with respect to the client objectively and effectively.  Conflicts of interest may also arise when a person receives improper benefits, or members of his or her family receive improper personal benefits resulting from his or her position.

5 Rule 17j-1 of the Investment Company Act defines a Security Held or to be Acquired by a Client relative to mutual fund clients as: (i) Any Covered Security which, within the most recent 15 days: (A) Is or has been held by the Fund: or (B) Is being or has been considered by the Fund or its investment adviser for purchase by the Fund: and (ii) Any option to purchase or sell, and any security convertible into or exchangeable for, a Covered Security.

Covered Persons must avoid conduct or activities that may appear to be a conflict or impropriety.  Any Covered Person that feels a need to disclose a potential conflict should first discuss the potential conflict with his/her supervisor and/or the Compliance Officer.

Additional conflicts may include:

Conflicts Among Client Interests

Covered Persons should not favor the interests of one client over another client.  Inappropriate favoritism of one client over another client constitutes a breach of fiduciary duty.

Competing with Client Trades

Covered Persons are prohibited from competing with client securities transactions by profiting personally, directly or indirectly, from personal securities trades by using knowledge about pending or potential securities transactions for clients.

Disclosure of Personal Interest

Covered Persons are prohibited from recommending, implementing or considering any securities transaction for a client without having disclosed any material beneficial ownership, business or personal relationship, or other material interest in the issuer or its affiliates, to the Compliance Officer.  For purposes of this paragraph, material beneficial ownership is an investment in amount that could potentially alter judgment regarding the security and, at a minimum, is defined as the Covered Person having beneficial ownership of 1% of more of any class of common equity securities of the subject company.  If the beneficial ownership is concluded to present a material conflict, the Covered Person may not participate in any decision-making process regarding the securities of that issuer.  Research analysts with a material personal interest are precluded from covering the issuer.  If the Covered Person has any doubts as to whether a particular investment could potentially impair judgment, the Covered Person should contact the Compliance Officer to discuss details of the holding or activity.  The Compliance Officer will consult with the Chief Investment Officer (CIO) or legal counsel in rendering a decision and notify the CIO of the material personal interests identified.

Vendors and Suppliers

Covered Persons must disclose personal investments or other interests in vendors or suppliers with respect to which the Covered Person negotiates or makes decisions regarding the selection of that vendor or supplier for services provided to clients.  The Covered Person must disclose this interest to the Compliance Officer.  If the Compliance Officer determines the beneficial ownership presents a material conflict, the Covered Person may not participate in any decision-making process regarding procurement of the services of that vendor or supplier for clients or by UMB Bank, SIA, Scout Distributors or the Scout Funds.

Transactions with Clients

Covered Persons are prohibited from knowingly purchasing from or selling to a client any security or other property, except securities issued by the client.

IV.           INSIDER TRADING

Insider trading involves the purchase or sale of securities of a company or other entity while in possession of material, nonpublic information (also called “inside information”) about the company or entity.  Any person who purchases or sells securities while in possession of material inside information or who communicates or “tips” such inside information to anyone else who trades securities on such information, violates this Code of Ethics and may violate United States securities laws.  Federal law imposes obligations on employers to ensure that their employees do not improperly trade securities using inside information.  Any Covered Person who becomes aware of material nonpublic information should not, without first discussing the information with the Compliance Officer:

✓	Trade in the securities of such company for a personal or client’s account
✓	Recommend transactions in the security
✓	Disclose (tip) the information to others.

Appendix C – Scout Funds, Scout Investment Advisors and Scout Distributors Insider Trading Policies and Procedures (Insider Trading Policy) is included for detailed policies and procedures governing insider trading.  The Insider Trading Policy is incorporated as part of this Code of Ethics and for purposes of applying this Code’s provisions.

V.           OTHER PROVISIONS APPLICABLE TO COVERED PERSONS AND ACCESS PERSONS

Gifts

Covered Persons should exercise good judgment in accepting anything of value.
Covered Persons shall not solicit for themselves, or any third party, anything of value from anyone in return for any business, service, or confidential or proprietary information.  Furthermore, Covered Persons are prohibited from accepting anything of value from anyone as a condition of obtaining the business of UMB Bank, SIA, Scout Distributors or the Scout Funds or any of their subsidiary or affiliated companies, either before or after the transaction is discussed or consummated.  Gifts should never be accepted in circumstances in which it appears to others that business judgment has been compromised.  This does not prohibit associates and officers from accepting something of nominal value from a customer or supplier doing or seeking to do business with UMB Bank, SIA, Scout Distributors or the Scout Funds without the risk of corruption or breach of trust.  Cash and checks, however, should not be accepted regardless of amount.  The following are examples of exceptions to the general rule:

•	The acceptance of gifts, gratuities, amenities, or favors based on obvious family or personal relationships where the circumstances make it clear that those relationships are the motivating factor;
•
The acceptance of meals, refreshments, entertainment or transportation to local events, all of reasonable value and in the course of business at which the giver is present.  (Acceptance of accommodations or non-local travel arrangements should not be accepted).  Examples include an occasional meal, a ticket to a sporting event or the theater, or comparable entertainment which is neither so frequent nor so extensive as to raise any question of propriety.  The acceptance of advertising or promotional material of reasonable value (a real or perceived value of $50 or less), such as pens, pencils, notepads, key chains, calendars and similar items;

•	The acceptance of discounts or rebates on merchandise or services that do not exceed those available to other customers; or
•
The acceptance of gifts of reasonable value (a real or perceived value of $100 or less) where the gift acceptance is neither so frequent nor so extensive as to raise any question of propriety.  Examples of gifts include but are not limited to the following:

o	The acceptance of entertainment where the giver is not present;
o	The acceptance of gifts that are related to commonly recognized events or occasions, such as a promotion, retirement, holiday or religious celebration.

Initial Public Offerings

Covered Persons, other than Scout Fund Trustees, shall not purchase any securities in an initial public offering.6

Market Timing

Covered Persons are prohibited from engaging in any trading activities potentially injurious to the Scout Funds or within any other mutual funds advised by SIA as such activity is defined by the funds.  This includes patterns of frequent trading or market timing when discouraged or prohibited by SIA’s fund clients.

Service as a Director

Covered Persons, other than Independent Scout Fund Trustees, are prohibited from serving on the boards of directors of publicly traded companies, absent prior authorization from the Trust Policy Committee, SIA Board of Directors or Scout Distributors Management as applicable.

Disclosure of Holdings or Transaction Information

Covered Persons are prohibited from disclosing holdings or transaction information of the Scout Funds, fiduciary accounts or advisory clients other than to the client or others legally entitled to the information.  Disclosures related to the holdings or transactions in the Scout Funds are subject to the fund’s policy on Disclosure of Portfolio Holdings expressed in the Scout Funds’ Compliance Manual.  Any questions regarding the disclosure of holdings or transaction information should be posed to the Compliance Officer.

Disclosure of Approved Securities Lists

Covered Persons are not to disclose Approved Securities7 lists or any information regarding what securities are on the list, or changes to the list, unless to support an operational need and if approval is received from the Compliance Officer.  It is required of Covered Persons to properly safeguard Approved Securities lists and ensure that unauthorized access is not attained.  Access to approved securities lists will be limited to persons with a need to know.

Participation in Investment Clubs

Access Persons are prohibited from participating in or contributing to Investment Clubs without notifying the Compliance Officer.  The Compliance Officer in consultation with the Chief Investment Officer and/or legal counsel may prohibit your participation in or contribution to an Investment Club.  Transactions in Covered Securities are subject to the same preclearance, blackout, and reporting requirements as the Access Persons’ other accounts.

6 “Initial Public Offering” means an offering of securities registered under the Securities Act of 1933, the issue of which, immediately before the registration, was not subject to the reporting requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934.

7 Reference to Approved Securities Lists refers to the list of securities approved for investment in UMB Bank discretionary or advisory accounts.  The reference includes securities which have been approved by the Trust Policy Committee, or are in the process of being recommended for inclusion upon the Approved Securities List.

Disciplinary Disclosures

SIA and Scout Distributors associates are required to certify annually that they are not subject to any of the disciplinary events listed in Item 11 in the current Form ADV, Part 1 or disclose matters for which need to be reflected in the Form ADV.

Scout Code of Ethics-Personal Trading Annex

Scout Funds

Scout Investment Advisors

Scout Distributors

September 2010

This Scout Code of Ethics-Personal Trading Annex (“Policy”) is meant to supplement the Fiduciary Services Code of Ethics. Scout Investment Advisors (“SIA”), Scout Distributors  (“SDL”) (together referred to as “Scout”) and the Scout Funds have adopted this Policy with the objective of supplementing the Fiduciary Services Code Ethics and addressing potential conflicts of interest with regard to employee trading consistent with Scout and the Scout Funds’ fiduciary standard of ethics as well as applicable law and regulation.  Together, the Fiduciary Services Code of Ethics and Scout Code of Ethics-Personal Trading Annex are hereby referred to as the Code of Ethics and are intended to constitute Scout and the Scout Funds’ written code of ethics as required by Rule 17j-1 under the Investment Company Act of 1940 and Scout’s written code of ethics required Rule 204A-1 under the Investment Advisers Act of 1940.

Scope of Policy

This Policy applies to all Supervised Persons.  A Supervised Persons means any Scout director, managing director, officer (or other person occupying a similar status or performing functions similar to any of those persons), or employee, or any other persons who provide advice on behalf of any of Scout relating to the purchase or sale of shares by a Client and who are subject to Scout’s supervision and control.

In addition, certain Supervised Persons have additional responsibilities relating to their personal security trading.  These employees are referred to as Access Persons.  An Access Person includes any Supervised Person who: (i) has access to nonpublic information regarding any Clients' purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any Scout Fund (or other Reportable Fund); (ii) is involved in making securities recommendations to clients, or who has access to such recommendations that are nonpublic; or (iii) is an officer, director or partner of Scout.

All Access Persons (except for Independent Trustees as described below) are further classified into one of the three following categories:

Board Access Person means any Access Person that is a Scout director and in connection with his or her regular duties: (i) is not involved in making securities recommendations to Clients; and (ii) does not normally have access to nonpublic information regarding Clients' purchase or sale of securities or nonpublic information regarding Client portfolio holdings;
Investment Access Person means any Scout Access Person that in connection his or her regular duties: (i) makes or participates in making recommendations or placing orders for the purchase or sale of securities for any Client; or (ii) is a member of the SIA Investment Committee.
General Access Person means any other Scout Access Person not mentioned above.

Access Persons of the Scout Funds

All of the Scout Funds’ directors, officers and general partners are considered, for purposes of the Code of Ethics, Scout Access Persons.  However, Independent Trustees are not subject to the sections relating to Limits on Trading, Reporting Requirements for Scout Access Persons or Review of Scout Access Person Reports unless the Independent Trustee knows, or in the ordinary course of fulfilling his or her official duty as an Independent Trustee should have known, that during the 15 day period immediately before or after an Independent Trustees’ transaction in a Covered Security the Scout Funds purchased or sold the Covered Security, or that the Scout Funds or SIA considered purchasing or selling the Covered Security.  In such case, the Independent Trustee will be responsible for submitting a Quarterly Transaction Report as described below.

Limits on Trading

All Access Persons are subject to certain pre-clearance requirements and designated restrictions relating to transactions in Covered Securities (as defined under the Section “Definitions”.)  Except for those transactions listed below, all Access Persons must obtain pre-clearance for all purchase or sales in Covered Securities.  Scout may authorize or deny any pre-clearance request based upon the obligations contained in this Policy and the overall Code of Ethics.

Pre-clearance requests must be submitted via an electronic system (Compliance 11 database) or, in limited circumstances (e.g. Limited Offerings or in the event of a system malfunction) through a form as directed by the Chief Compliance Officer.  If the request is approved, the authorization is valid for up to forty-eight (48) hours.  Any personal trade subject to these pre-clearance requirements that is placed as a “limit order” must also be placed as a “day order”.  The following purchases or sales in Covered Securities are exempt from the above pre-clearance requirements:

✓	Purchases or sales by a Board Access Person that does not involve a Limited Offering;
✓	Purchases or sales in an account which an Access Person has no direct or indirect influence or control;
✓	Purchase or sales of securities which are non-voluntary on the part of the Access Person, including mergers, recapitalizations or similar transactions;
✓	Purchases or sales pursuant to an automatic investment plan (AIP) except for the initial execution of the AIP or any changes to the plan (not including cessation);
✓	Purchases that are part of an issuer’s automatic dividend reinvestment plan;
✓
Purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from the issuer, and sales of such rights are so acquired;

✓	Purchases or sales in exchange traded funds; or
✓	Purchases or sales in open-end investment company shares (including purchases or sales of the Scout Funds.)

Restricted Trades

Scout prohibits the following purchases or sales of a Covered Security in which a General Access Person or Investment Access Person has Beneficial Ownership:

•
The sale of a Covered Security on the Restricted List within thirty (30) days of purchase at a price greater than any purchase within the thirty (30) day period, provided the Scout Access Person may still sell the Security and disgorge any difference in the sale and purchase price.

In addition, Scout prohibits the following purchases or sales of a Covered Security in which an Investment Access Person has Beneficial Ownership:

•
The purchase or sale of a Covered Security on the Restricted List, unless: (i) the issuer of the Security has a market capitalization greater than $2.5 billion; and (ii) the proposed transaction involves less than $50,000 of the issuer’s Securities.

A Covered Security will be placed on the Restricted List if the Covered Security is held in an SIA Client discretionary account, provided that the Restricted List will not include shares of an Investment Company.  The Chief Compliance Officer may waive any of the above limitations for any Access Person provided the circumstances relating to the sale were not foreseen by the Access Person at the time of the purchase or the limitations on the transaction will otherwise cause great hardship to the Access Person.  The Chief Compliance Officer must maintain a record of any exemptions made pursuant to this paragraph.

Prohibited Trades

All Supervised Persons are prohibited from trading based upon material non-public information, in accordance with Scout Policy on Insider Trading.  All Supervised Persons are subject to blackout restrictions pertaining to transactions in a Covered Security that he or she has Beneficial Ownership.  A Blackout List will be maintained by a designated Compliance Officer and a Covered Security will be placed on the Blackout List if the Compliance Officer, in consultation with the Chief Compliance Officer, Chief Investment Officer and/or other appropriate personnel, determine that a Supervised Person has Material Non-Public Information (as defined in Scout’s Policy on Insider Trading.)  Access Persons are prohibited from purchasing or selling a Covered Security on the Blackout List.

Reporting Requirements for Access Persons

Access Persons

Except as described below, all Access Persons are required to:

•	File a Brokerage Accounts Report no later than 10 days after being designated as an Access Person.
•	File an Initial Holdings Report no later than 10 days after being designated as an Access Person.
•	File an Annual Holdings Report by January 30th each year for the previous twelve months beginning January 1st and ending December 31st .
•	File a Quarterly Transactions Report no later than 30 days after the end of each calendar quarter.
•
Notify each firm that maintains a brokerage account for them, or a Family Member, of their association with Scout and the requirement to receive duplicate copies of confirmations and periodic statements.

Brokerage Accounts Report

Every Access Person must submit a Brokerage Accounts Report no later than 10 days after the individual is designated as an Access Person.  Scout Access Person must disclose in this record each brokerage account in which they have any Beneficial Ownership (including the broker firm’s name and the account number.)  The statement also must include the brokerage account(s) for any Family Member of the Scout Access Person.  It is the responsibility of each Scout Access Person to notify each firm through which they or a Family Member maintains an account of their affiliation with Scout.  This record must be updated if new outside brokerage accounts are opened or closed at any time after the initial record is submitted and confirmed.

Upon submission of this statement a designated Compliance Officer will send a request to receive duplicate confirmation and periodic statements.  It is the Scout Access Person’s responsibility to ensure that the Compliance Department’s request is honored.

Initial Holdings Report

Every Scout Access Person must submit an Initial Holdings Report no later 10 days after the individual is designated as an Access Person. Information contained in the report must be current as of a date not more than 45 days prior to the date the individual becomes a Scout Access Person.  The Initial Holdings Report must contain the following information for each Covered Security in which the Access Person or Family Member has any direct or indirect Beneficial Ownership:

•	The title and type of each Covered Security, and as applicable the exchange ticker symbol or CUSIP number, number of shares and principal amount;
•	The name of any broker, dealer or bank with whom the Scout Access Person maintained an account in which any Securities were held for the direct or indirect benefit of the Scout Access Person;
•	The date the report is submitted by the Scout Access Person.

Quarterly Transaction Reports

Every Access Person must submit a Quarterly Transaction Report, no later than 30 days after the end of each calendar quarter with the following information for transactions in any Covered Security in which the Access Person or Family Member has any direct or indirect Beneficial Ownership:

•	The date of each transaction, the title, and as applicable the exchange ticker symbol or CUSIP number, interest rate and maturity date, the number of shares, and the principal amount;
•	The nature of the transaction that is, a purchase, sale or other type of acquisition or disposition;
•	The price at which the transaction was effected.
•	The name of each broker, dealer, bank, or other financial institution maintaining a brokerage or other account for the Scout Access Person or Family Member and the account number assigned to it;
•	The date the report is submitted;

The Access Person will not have to submit a Quarterly Transaction Report if duplicate trade confirmations or accounts statements are received by Scout within 30 days after the end of the applicable calendar quarter and contain the necessary information listed above.  The Access Person will be responsible for confirming that the duplicate confirmations or account statements meets these requirements within 30 days after the end of the applicable calendar quarter.

Annual Holdings Report

Every Access Person must submit an Annual Holdings Report by January 30th of each year.  Information contained in the report must be current as of a date not more than 45 days prior to the date the Access Person submits the report.

The Initial Holdings Report and Annual Holdings Report must contain the following information for each Covered Security in which the Access Person or Family Member has any direct or indirect Beneficial Ownership:

•	The title and type of each Covered Security, and as applicable the exchange ticker symbol or CUSIP number, number of shares and principal amount;
•	The name of any broker, dealer or bank with whom the Scout Access Person maintained an account in which any Securities were held for the direct or indirect benefit of the Scout Access Person;
•	The date the report is submitted by the Access Person.

Reporting Exemptions

Access Persons are not required to report:

•	Accounts or Securities held in accounts over which the Access Person has no direct influence or control, (e.g., third-party fully discretionary managed account.)
•	Transactions effected pursuant to an Automatic Investment Plan.

Review of Access Person Reports

A designated Compliance Officers within the Fiduciary Services Compliance Group will assess Access Person trading activities and compare these activities to trading activity with certain accounts managed by SIA, UMB Bank, n.a. or other affiliates of Scout as appropriate.  Any violations of the Code of Ethics shall be reported promptly to the Scout Chief Compliance Officer.  Factors that will be considered in assessing whether personal trading activity include one or more of the following, but not necessarily be limited to:

•	The nature of the Access Person’s role relative to Client accounts;
•	The Access Person’s access to nonpublic information regarding Client holdings;
•
The timing of the Access Person’s receipt of information that contributes to that person being a Access Person (e.g., knowledge of trade activity before or shortly after trade placed by a Client account reflects different risk profile than receipt of a recommended list once a quarter);

•	Impact of SIA, UMB Bank, n.a. or other affiliates of Scout trading volume in a particular security in comparison to market trading volume;
•	Proximity of the Access Person trade in relation to a Client trade and whether the trade took place before or after the trade within the Client account;
•	Potential that an Access Person’s trading activity represents conduct prohibited by a Reportable Fund;
•	Patterns of trading activity within the Access Person’s account, and within a Client account if the Access Person has a vital role supporting the investment decisions in the Client’s account.

Certifications

Each Supervised Person will be provided a copy of the Code of Ethics and must certify in writing no later than 30 days after receipt that they have received the Code Ethics, read and understand the Code of Ethics and agree to comply with the applicable terms of the Code of Ethics.  Scout will provide any amendments to the Code of Ethics and will require all Supervised Persons to certify in writing that they have received, read and understand the amendments.  Each year the Chief Compliance Officer or compliance officer designated by the Chief Compliance Officer will conduct an annual meeting with all Supervised Persons to review the Code of Ethics and will require all Supervised Persons to annually certify that they have read, understood and complied with the Code of Ethics, that they have made all of the reports required by the Code of Ethics and have not engaged in any prohibited conduct.

Reporting Violations

All Supervised Persons are required to promptly report any actual, apparent or suspected violations of the Policy to the Chief Compliance Officer.  If the Chief Compliance Officer or another compliance officer is not available the individual should report the violation to their immediate supervisor who is then responsible for reporting it to the Chief Compliance Officer.  All reports will be treated confidentially to the extent permitted by law and investigated promptly.

Reporting to SIA Board of Directors and Scout Funds Board of Trustees

At least annually, the Chief Compliance Officer of the Scout Funds and the Chief Compliance Officer of SIA shall provide to the Scout Funds’ board of trustees, and the Scout Funds board of trustees must consider, a written report that: (i) describe any issues arising under the Code of Ethics or procedures since the last report to the board of trustees, including but not limited to, information about material violations of the Code of Ethics and sanctions imposed in response to the material violation; (ii) identify any recommended change to existing restrictions or procedures based upon the experience under the Code of Ethics, evolving industry practices and developments in applicable laws and regulations; and (iii) Certifies that SIA and the Scout Funds (as applicable) have adopted policies and procedures reasonably necessary to prevent Access Persons from violating the Code of Ethics.

Amendments to the Code of Ethics

The board of directors of SIA and the board of trustees of the Scout Funds, including a majority of Independent Trustees of the Scout Funds, must approve any material amendment to the Code of Ethics no later than six months following the amendment.

Sanctions

Upon discovering a violation of this Policy, Scout and or UMB Financial Corporation may impose such sanctions as it deems appropriate, including, but not limited to, a letter of censure, fine, suspension or termination of the violator’s employment.  For more information, please see the attached Exhibit A.

Records

Scout and the Scout Funds will be responsible for maintaining the following records:

1.	A copy of the Code of Ethics;
2.	A record of each Access Person;
3.	A record of any violation of the Code of Ethics and of any actions taken as a result of the violation;
4.	A copy of each written acknowledgement as described in the Section entitled “Certifications”;
5.
A copy of each report made by an Access Person as required under the Code of Ethics, including any information provided in lieu of reports in the form of duplicate trade confirmations or account statements;

6.	A record of any decisions, and the reasons supporting the decision, to approve the acquisition of securities in a limited offering by an Access Person; and
7.	A copy of each written report made to the Scout Funds board of trustees as described in the Section entitled “Reporting to SIA Board of Directors and Scout Funds”.

A complete description of Scout and the Scout Funds’ recordkeeping responsibility under this Code of Ethics is contained in the Books and Records Policy.

Definitions

“Automatic Investment Plan” means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation.  An Automatic Investment Plan includes a dividend reinvestment plan.

“Beneficial Ownership” shall be interpreted in accordance with Rule 16a-1(a)(2) under the Securities Exchange Act of 1934.

“Client” means an investment client of SIA.

“Control” or “Controlled” shall be interpreted in accordance with Section 2(a)(9) of the Investment Company Act of 1940.

“Covered Security” means a security as defined in Section 202(a)(18) of the Investment Advisers Act of 1940 and Section 2(a)(36) of the Investment Company Act, except that it does not include: (i) direct obligations of the Government of the United States; (ii) Bankers’ acceptances, bank certificate of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements; and (iii) Shares issued by money-market funds; (iv) Shares issued by open-end registered investment companies other than a Scout Fund or other Reportable Fund; (v)  Shares issued by unit investment trusts that are invested exclusively in one or more open-end investment companies, none of which are Scout Funds or other Reportable Funds.

“Family Member” means any individual who is a member of a Supervised Person’s immediate family who lives in the Supervised Person’s household.

“Independent Trustee” means a Scout Fund trustee who is not an “interested person” of the Scout Funds within the meaning of Section 2(a)(19) of  the Investment Company Act of 1940.

“Initial Public Offering” means an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the Securities Exchange Act of 1934.

“Investment Company” means a company registered as such under the Investment Company Act of 1940, including but not limited to, open-end mutual funds, close-end mutual funds, and unit investment trusts, but does not include a money market mutual fund.

“Limited Offering” means an offering exempt from registration under the Securities Act of 1933 pursuant to Section 4(2) or Section 4(6) thereof, or pursuant to Rule 504, Rule 505 or Rule 506 adopted thereunder.

“Purchase or sale of a Covered Security” means the purchase or sale of a Covered Security, including the writing of an option to purchase or sell a Covered Security, in which the Access Person has Beneficial Ownership.

“Reportable Fund” means any Investment Company for which SIA acts as investment adviser as defined in Section 2(a)(20) of the Investment Company Act of 1940 or any Investment Company whose investment adviser or principal underwriter Controls Scout, is Controlled by Scout or is under common Control with Scout.

“Security” or “Securities” means a security as defined in Section 202(a)(18) of the Investment Advisers Act of 1940 and Section 2(a)(36) of the Investment Company Act of 1940

APPENDIX A – SCHEDULE OF POTENTIAL PENALTIES

First Violation	First Penalty
Reports not returned in timely manner.	Report to Senior Management. Financial penalty of $25 per quarter.
Accepting gifts that violate Provisions of the Code	Surrender difference between value of gift and $100
Failure to advise Compliance of broker, dealer or bank security accounts	Financial penalty of $25 per quarter
Failure to pre-clear trade prior to execution	Financial penalty of $50 per quarter
Blackout Restriction Violation	Financial penalty of $100 and disgorgement of profit made

For each additional violation occurring during a rolling 12-month period, the financial penalties mentioned above will increase by One-Hundred Percent (100%) for each occurrence.

For example, on a Failure To Preclear Violation:

1st Quarter with violation(s)	$50
2nd Quarter with violation(s)	$100
3rd Quarter with violation(s)	$200

Violations of the Code of Ethics (including but not limited to those listed above) may also include, but are not limited to, termination of employment, suspension, imposition of a fine, and/or disgorgement of profit.  The UMB Financial Corporation Chief Compliance Officer may determine that no action be taken as a result of a violation or issue warning letters depending upon circumstances of each violation.